UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No. )*

                       Applied Micro Circuits Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    03822W109
                                    ---------
                                 (CUSIP Number)

                                  June 28, 2006
                                  -------------
                      (Date of Event which Requires Filing
                               of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  [ ]      Rule 13d-1(b)
                  [X]      Rule 13d-1(c)
                  [ ]      Rule 13d-1(d)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------                                          ------------------
CUSIP No. 03822W109                    13G                    Page 2 of 10 Pages
--------------------                                          ------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           S.A.C. Capital Advisors, LLC
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) [ ]

                                                                   (b) [X]

---------- ---------------------------------------------------------------------
        3  SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------- ----- ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
                      ----- ----------------------------------------------------
NUMBER OF                6  SHARED VOTING POWER
SHARES
BENEFICIALLY                10,573,203 (see Item 4)
OWNED                 ----- ----------------------------------------------------
BY                       7  SOLE DISPOSITIVE POWER
EACH
REPORTING
PERSON                ----- ----------------------------------------------------
WITH                     8  SHARED DISPOSITIVE POWER

                            10,573,203 (see Item 4)
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           10,573,203 (see Item 4)
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           3.6% (see Item 4)
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           00
---------- ---------------------------------------------------------------------

                       *SEE INSTRUCTION BEFORE FILLING OUT

--------------------                                          ------------------
CUSIP No. 03822W109                    13G                    Page 3 of 10 Pages
--------------------                                          ------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           S.A.C. Capital Management, LLC
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) [ ]

                                                                   (b) [X]

---------- ---------------------------------------------------------------------
        3  SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------- ----- ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
                      ----- ----------------------------------------------------
NUMBER OF                6  SHARED VOTING POWER
SHARES
BENEFICIALLY                10,573,203 (see Item 4)
OWNED                 ----- ----------------------------------------------------
BY                       7  SOLE DISPOSITIVE POWER
EACH
REPORTING                   0
PERSON                ----- ----------------------------------------------------
WITH                     8  SHARED DISPOSITIVE POWER

                            10,573,203 (see Item 4)
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           10,573,203 (see Item 4)
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           3.6% (see Item 4)
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           00
---------- ---------------------------------------------------------------------

                       *SEE INSTRUCTION BEFORE FILLING OUT

--------------------                                          ------------------
CUSIP No. 03822W109                    13G                    Page 4 of 10 Pages
--------------------                                          ------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Canvas Capital Management, LP
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) [ ]

                                                                   (b) [X]

---------- ---------------------------------------------------------------------
        3  SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------- ----- ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
                      ----- ----------------------------------------------------
NUMBER OF                6  SHARED VOTING POWER
SHARES
BENEFICIALLY                4,300,000 (see Item 4)
OWNED                 ----- ----------------------------------------------------
BY                       7  SOLE DISPOSITIVE POWER
EACH
REPORTING                   0
PERSON                ----- ----------------------------------------------------
WITH                     8  SHARED DISPOSITIVE POWER

                            4,300,000 (see Item 4)
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           4,300,000 (see Item 4)
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           1.4% (see Item 4)
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           00
---------- ---------------------------------------------------------------------

                       *SEE INSTRUCTION BEFORE FILLING OUT

--------------------                                          ------------------
CUSIP No. 03822W109                    13G                    Page 5 of 10 Pages
--------------------                                          ------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Steven A. Cohen
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) [ ]

                                                                   (b) [X]

---------- ---------------------------------------------------------------------
        3  SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
--------------------- ----- ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
                      ----- ----------------------------------------------------
NUMBER OF                6  SHARED VOTING POWER
SHARES
BENEFICIALLY                14,873,203 (see Item 4)
OWNED                 ----- ----------------------------------------------------
BY                       7  SOLE DISPOSITIVE POWER
EACH
REPORTING                   0
PERSON                ----- ----------------------------------------------------
WITH                     8  SHARED DISPOSITIVE POWER

                            14,873,203 (see Item 4)
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           14,873,203 (see Item 4)
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           5.0% (see Item 4)
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           IN
---------- ---------------------------------------------------------------------

                       *SEE INSTRUCTION BEFORE FILLING OUT

Item 1(a)           Name of Issuer:
                    --------------

                    Applied Micro Circuits Corporation

Item 1(b)           Address of Issuer's Principal Executive Offices:
                    -----------------------------------------------

                    215 Moffett Park Drive
                    Sunnyvale, California 94089

Items 2(a)          Name of Person Filing:
                    ---------------------

                    This statement is filed by: (i) S.A.C. Capital Advisors, LLC, ("SAC Capital Advisors") with respect to shares of common stock ("Shares") of the Issuer beneficially owned by S.A.C. Capital Associates, LLC ("SAC Capital Associates");
                    (ii) S.A.C. Capital Management, LLC, ("SAC Capital Management") with respect to Shares beneficially owned by SAC Capital Associates; (iii) Canvas Capital Management, LP ("Canvas Capital Management") with respect to Shares beneficially owned by Canvas Capital Associates, LLC ("Canvas Capital Associates"); and (iv) Steven A. Cohen with respect to Shares beneficially owned by SAC Capital Advisors, SAC Capital Management, Canvas Capital Management and Canvas Capital Associates.

Item 2(b)           Address of Principal Business Office:
                    ------------------------------------

                    The address of the principal business office of (i) SAC Capital Advisors and Mr. Cohen is 72 Cummings Point Road, Stamford, Connecticut 06902, (ii) SAC Capital Management is 540 Madison Avenue, New York, New York 10022, and (iii) Canvas Capital Management is 101 California Street, Suite 4225, San Francisco, California 94111.

Item 2(c)           Citizenship:
                    -----------

                    SAC Capital Advisors and SAC Capital Management are Delaware limited liability companies. Canvas Capital Management is a Delaware limited partnership. Mr. Cohen is a United States citizen.

Item 2(d)           Title of Class of Securities:
                    ----------------------------

                    Common Stock

Item 2(e)           CUSIP Number:
                    ------------

                    03822W109

Item 3              Not Applicable

Item 4              Ownership:
                    ---------

                    The percentages used herein are calculated based upon the Shares issued and outstanding as of April 3, 2006 as reported on the Issuer's definitive proxy statement on
                    Schedule 14A filed with the Securities and Exchange Commission by the Issuer on April 14, 2006.

                    As of the close of business on July 3, 2006:

                    1. S.A.C. Capital Advisors, LLC
                    (a) Amount beneficially owned: 10,573,203
                    (b) Percent of class: 3.6%
                    (c) (i) Sole power to vote or direct the vote: -0-
                    (ii) Shared power to vote or direct the vote: 10,573,203
                    (iii) Sole power to dispose or direct the disposition: -0-
                    (iv) Shared power to dispose or direct the disposition:
                    10,573,203

                    2. S.A.C. Capital Management, LLC
                    (a) Amount beneficially owned: 10,573,203
                    (b) Percent of class: 3.6%
                    (c) (i) Sole power to vote or direct the vote: -0-
                    (ii) Shared power to vote or direct the vote: 10,573,203
                    (iii) Sole power to dispose or direct the disposition: -0-
                    (iv) Shared power to dispose or direct the disposition:
                    10,573,203

                    3. Canvas Capital Management, LP
                    (a) Amount beneficially owned: 4,300,000
                    (b) Percent of class: 1.4%
                    (c) (i) Sole power to vote or direct the vote: -0-
                    (ii) Shared power to vote or direct the vote: 4,300,000
                    (iii) Sole power to dispose or direct the disposition: -0-
                    (iv) Shared power to dispose or direct the disposition:
                    4,300,000

                    4. Steven A. Cohen
                    (a) Amount beneficially owned: 14,873,203
                    (b) Percent of class: 5.0%
                    (c) (i) Sole power to vote or direct the vote: -0-
                    (ii) Shared power to vote or direct the vote: 14,873,203
                    (iii) Sole power to dispose or direct the disposition: -0-
                    (iv) Shared power to dispose or direct the disposition:
                    14,873,203

                    SAC Capital Advisors, SAC Capital Management, Canvas Capital Management and Mr. Cohen own directly no Shares. Pursuant to investment agreements, each of SAC Capital Advisors and SAC Capital Management share all investment and voting power with respect to the securities held by SAC Capital Associates. Pursuant to Canvas Capital Associates' operating agreement, Canvas Capital Management maintains investment and voting power with respect to the securities held by Canvas Capital Associates. Mr. Cohen controls each of SAC Capital Advisors, SAC Capital Management and Canvas Capital Management. By reason of the provisions of Rule 13d-3 of the Securities Exchange Act of 1934, as amended, each of (i) SAC Capital Advisors, SAC Capital Management and Mr. Cohen may be deemed to own beneficially 10,573,203 Shares (constituting approximately 3.6% of the Shares outstanding) and (ii) Canvas Capital Management and Mr. Cohen may be deemed to own beneficially 4,300,000 Shares (constituting approximately 1.4% of the Shares outstanding). Each of SAC Capital Advisors, SAC Capital Management, Canvas Capital Management, and Mr. Cohen disclaim beneficial ownership of any of the securities covered by this statement.

Item 5              Ownership of Five Percent or Less of a Class:
                    --------------------------------------------

                    If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following.[ ]

Item 6              Ownership of More than Five Percent on Behalf of Another
                    --------------------------------------------------------
                    Person:
                    ------

                    Not Applicable

Item 7              Identification and Classification of the Subsidiary Which
                    ---------------------------------------------------------
                    Acquired the Security Being Reported on By the Parent
                    -----------------------------------------------------
                    Holding Company:
                    ---------------

                    Not Applicable

Item 8              Identification and Classification of Members of the Group:
                    ---------------------------------------------------------

                    Not Applicable

Item 9              Notice of Dissolution of Group:
                    ------------------------------

                    Not Applicable

Item 10             Certification:
                    -------------

     By signing below the signatory certifies that, to the best of his knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE
                                    ---------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  July 5, 2006


S.A.C. CAPITAL ADVISORS, LLC


By:/s/Peter Nussbaum
   -----------------------------
Name:   Peter Nussbaum
Title:  Authorized Person


S.A.C. CAPITAL MANAGEMENT, LLC


By:/s/Peter Nussbaum
   -----------------------------
Name:   Peter Nussbaum
Title:  Authorized Person


CANVAS CAPITAL MANAGEMENT, LP


By:/s/Peter Nussbaum
   -----------------------------
Name:   Peter Nussbaum
Title:  Authorized Person



STEVEN A. COHEN


By:/s/Peter Nussbaum
   -----------------------------
Name:   Peter Nussbaum
Title:  Authorized Person